EXHIBIT 15





The Board of Directors
Banknorth Group, Inc.

Re: Registration Statement on Form S-8 for the Banknorth Group, Inc. 1997 Equity Compensation Plan

With respect to the subject registration statement on Form S-8, we acknowledge our awareness of the use therein of our reports dated April 25, 1997 and July 25, 1997 related to our reviews of consolidated interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                       /s/ KPMG Peat Marwick LLP


Albany, New York
October 16, 1997